Exhibit 14.1

Code of Ethics

FOR

HPS CORPORATE LENDING FUND

HCX SERIES DIRECT LENDING FUND

Section I	Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by HPS Corporate Lending Fund and HCX Series Direct Lending Fund (together, the “Company”) in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Company may abuse their fiduciary duty to the Company, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) are addressed. HPS Advisors, LLC (the “Adviser”) serves as the Company’s investment adviser and HPS Investment Partners, LLC (the “Administrator”) serves as the Company’s administrator. The Company, the Adviser, and the Administrator are collectively referred to herein as the “HPS Entities.”

The Code is based on the principle that the trustees and officers of the Company, and the managers, partners, officers and employees of the Adviser, who provide services of an investment advisory or administration nature to the Company, owe a fiduciary duty to the Company to conduct their personal securities transactions in a manner that does not interfere with the Company’s transactions or otherwise take unfair advantage of their relationship with the Company. All trustees, directors, managers, partners, officers and employees of the Company or the Adviser (collectively, the “Covered Personnel”) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. Any Covered Persons who are affiliated with the Adviser or another entity that is a registered investment adviser are, in addition, expected to comply with the provisions of the code of ethics that has been adopted by the Adviser or such other investment adviser. To the extent that any such Covered Persons are subject to compliance with the code of ethics of the Adviser or another entity that is a registered investment adviser, whose code has also been established pursuant to Rule 17j-1 and/or Rule 204A-1 under the Advisers Act, compliance by such individuals with the provisions of the code of such investment adviser shall constitute compliance with this Code. In addition, all Covered Persons must comply with applicable federal securities laws and must report violations of the Code to the Company’s Chief Compliance Officer or the Adviser’s Chief Compliance Officer (each, a “CCO” and together, the “CCOs”).

Technical compliance with the Code will not automatically insulate any Covered Personnel from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Company. Accordingly, all Covered Personnel must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Company and its shareholders. In sum, all Covered Personnel shall place the interests of the Company before their own personal interests.

All Covered Personnel must read and retain this Code of Ethics.

Section II	Definitions

(A)	“Access Person” means any trustee, director, officer, general partner or Advisory Person (as defined below) of the Company, the Adviser or the Administrator.

(B)

An “Advisory Person” of the Company or the Adviser means: (i) any trustee, director, officer, general partner or employee of the Company or the Adviser, or any company in a Control (as defined below) relationship to the Company or the Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Company or the Adviser, who obtains information concerning recommendations made to the Company with regard to the purchase or sale of any Covered Security by the Company.

(C)

“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), indetermining whether a person is a beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

(D)	“Chief Compliance Officer” or “CCO” means the Chief Compliance Office of the Company and/or the Adviser, as the context requires.

(E)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(F)

“Covered Person” means any trustee, director, manager, officer or employee (including a temporary employee) of the Company, the Adviser, or the Administrator, or of any of their affiliates or subsidiaries, and any other persons designated by the relevant CCO. All Supervised Persons are Covered Persons for purposes of this Code.

(G)

“Covered Security” means a security as defined in Section 2(a)(36) of the Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security

(collectively, “Derivatives”).70 Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(H)	“Independent Trustee” means a trustee of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the Act.

(I)

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(J)

“Investment Personnel” of the Company or the Adviser means: (i) any employee of the Company or the Adviser (or of any company in a Control relationship to the Company or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase, sale, or restructuring of securities by the Company; and (ii) any natural person who controls the Company or the Adviser and who obtains information concerning recommendations made to the Company regarding the purchase, sale, or restructuring of securities by the Company.

(K)

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Section 4(a)(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(L)

“Restricted List” means the list maintained by the Adviser’s CCO, in consultation with the Adviser’s Investment Committees of all issuers of Covered Securities with respect to which the Adviser and/or, in so far as is known by the Adviser’s CCO and/or the Adviser’s Investment Committees, any Advisory Person (other than Independent Trustees) is in possession of material non-public information.

(M)

“Security Held or to be Acquired” by the Company means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Company; or (B) is being or has been considered by the Company or the Adviser for purchase by the Company; and (ii) any Derivative with respect to a Covered Security as described in Section II.(G) and footnote 1 above.

(N)

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. For purposes of this Code, all employees and “Associated Persons” (as defined in Section 202(a)(17) of the Advisers Act) of the Adviser as well as any other person designated by the relevant CCO as a Supervised Person are deemed to be Supervised Persons.

[70]

“Derivative” mean any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security.

Section III	Objective and General Prohibitions

Covered Personnel may not engage in any investment transaction under circumstances in which the Covered Personnel benefits from or interferes with the purchase or sale of investments by the Company. In addition, Covered Personnel may not use information concerning the investments or investment intentions of the Company, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Company. This prohibition includes, but is not limited to, a prohibition on using information concerning investments, potential investments or investment intentions of the Company for personal gain through transacting (including, without limitation, via activities on virtual marketplaces such as SharesPost or similar platforms, or otherwise) in Covered Securities of companies in which the Company has made or is considering making (or divesting of) an investment.

Covered Personnel may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Company. In this regard, Covered Personnel should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Company, or any affiliated person of an investment adviser for the Company, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Company to:

(i) employ any device, scheme or artifice to defraud the Company;

(ii) make any untrue statement of a material fact to the Company or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Company; or

(iv) engage in any manipulative practice with respect to the Company.

Covered Personnel should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV	Prohibited Transactions

(A)	An Access Person (excluding any Independent Trustee) may not, without pre-clearance approval from the relevant CCO:

(1)

purchase or otherwise acquire direct or indirect Beneficial Ownership of any security on the Restricted List (other than (a) securities purchased or acquired by a fund affiliated with the Company and pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments or (b) in the limited circumstance in which the material non-public information that caused the issuer of the relevant securities to be placed on the Restricted List was obtained in connection with a private transaction with the issuer of the securities involved, in which case the private transaction itself is permitted for the Company or a fund affiliated with the Company), or of any Covered Security concerning which he or she has material non-public information, regardless of whether that security is on the Restricted List (except in the limited circumstance in which the information is obtained in connection with (a) the transaction being made pursuant to an exemptive order under

Section 57(i) of the 1940 Act permitting certain types of co-investments, in which case the transaction itself is permitted, or (b) a private transaction with the issuer of the securities involved, in which case the private transaction itself is permitted for the Company or a fund affiliated with the Company); or

(2)

sell or otherwise dispose of direct or indirect Beneficial Ownership, of any security on the Restricted List (other than (a) securities purchased or acquired by a fund affiliated with the Company and pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments or (b) in the limited circumstance in which the material non-public information that caused the issuer of the relevant securities to be placed on the Restricted List was obtained in connection with a private transaction with the issuer of the securities involved, in which case the sale or other disposition itself is permitted for the Company or a fund affiliated with the Company), or of any Covered Security concerning which he or she has material non-public information, regardless of whether that security is on the Restricted List (except in the limited circumstance in which the information is obtained in connection with (a) the transaction being made pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments, in which case the transaction itself is permitted, or (b) a private transaction with the issuer of the securities involved, in which case the sale or other disposition itself is permitted for the Company or a fund affiliated with the Company).

(B)

An Access Person may not purchase or otherwise acquire or sell or otherwise dispose of any direct or indirect Beneficial Ownership of the Company’s securities without pre-clearance approval by the Adviser’s CCO, unless either CCO is the person seeking the approval, in which case it must be obtained from the Adviser’s General Counsel; using the Compliance Science Personal Trading Control Center (“PTCC”) request form.[71] The Adviser’s CCO shall consult with the Company’s CCO prior to granting any such pre-clearance approvals pursuant to this Section IV(B).

(C)

Investment Persons of the Company or the Adviser must obtain pre-approval from the Adviser’s CCO before directly or indirectly acquiring Beneficial Ownership in any Covered Securities in an Initial Public Offering or in a Limited Offering, except when the securities are acquired by a fund affiliated with the Company and pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments. The approval must be obtained from the Adviser’s CCO unless either CCO is the person seeking the approval, in which case it must be obtained from the Adviser’s General Counsel using the PTCC request form.

(D)

No Access Person shall recommend any transaction in any Covered Securities by the Company without having disclosed to the Company’s CCO his or her interest, if any, in the Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of the issuer; any contemplated transaction by the Access Person in the Covered Securities; any position the Access Person (or any person to whom the Access Person is related, by blood or marriage, and is known) has with the issuer; and any present or proposed business relationship between the issuer and the Access Person (or a party in which the Access Person has a significant interest).

[71]	Seeking pre-approval under this Section IV(C) will be deemed to meet the pre-approval requirements of both Rule 204A-1(c) of the Advisers Act and Rule 17j-1(e) of the 1940 Act.

Section V	Reports by Access Persons

(A)	Initial and Annual Personal Securities Holdings Reports.

All Access Persons shall (i) within 10 days of the date on which they become Access Persons, and (ii) thereafter, on an annual basis within 30 days after a specified date, disclose the title, number of shares and principal amount of all Covered Securities in which they have a Beneficial Ownership. Each Personal Securities Holdings Report shall state the date it is being submitted. The information must be current as of a date not more than 45 days prior to (x) the date the person becomes an Access Person, in the case of initial holdings reports, and (y) the date when the report is submitted, in the case of annual holdings reports.

(B)	Quarterly Securities Transaction Reports.

Within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter in a Covered Security in which he or she had any Beneficial Ownership.

A Quarterly Securities Transaction Report shall be in such form approved by the Chief Compliance Officer and must contain the following information with respect to each reportable transaction:

(1)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2)

Title, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;

(3)	Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4)	The date the report is submitted by the Access Person.

(C)	Independent Trustees.

Notwithstanding the reporting requirements set forth in this Section V, an Independent Trustee who would be required to make a report under this Section V solely by reason of being a trustee of the Company is not required to file a Personal Securities Holding Report upon becoming a trustee of the Company or an annual Personal Securities Holding Report.

An Independent Trustee also need not file a Quarterly Securities Transaction Report unless such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Company, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the trustee such Covered Security is or was purchased or sold by the Company or the Company or the Adviser considered purchasing or selling such Covered Security.

(D)	Access Persons of the Adviser.

An Access Person of the Adviser need not make a Quarterly Securities Transaction Report if all of the information in the report would duplicate information required to be recorded pursuant to Rules 204-2(a)(12) or (13) under the Advisers Act, provided the Adviser received such information not later than 30 days after the close of the calendar quarter in which the transaction takes place.

(E)	Brokerage Accounts and Statements.

Access Persons, except Independent Trustees, shall:

(1)

within 30 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established. This information shall be included on the appropriate Quarterly Securities Transaction Report.

(2)	instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Adviser’s CCO.

(3)	on an annual basis, certify that they have complied with the requirements of (1) and (2) above.

(F)	Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(G)	Responsibility to Report.

Access Persons will be informed of their obligations to report; however, it is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V. Any effort by the Company, or by the Adviser and its affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(H)	Where to File Reports.

All Quarterly Securities Transaction Reports and Initial and Annual Personal Securities Accounts and Holdings Reports must be filed with the Adviser’s CCO via PTCC and made available to the Company’s CCO.

(I)	Disclaimers.

Any report required by this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Notwithstanding the foregoing, the filing of any reports due under this Section V shall be deemed satisfied if such report is filed by the Access Person with its employer, HPS Investment Partners, LLC, and made available to the relevant CCO.

Section VI	Confidentiality of the Company’s Transactions

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, all information concerning the securities “being considered for purchase or sale” by the Company shall be kept confidential by all Covered Personnel and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the trustees of the Company.

Section VII	Additional Annual Requirements

(A)	Access Persons.

Access Persons shall be required to acknowledge annually in writing that they have read this Code, that they understand and recognize that they are subject to the Code, and affirm that they will fully comply with the Code on a going-forward basis. Further, Access Persons who have been subject to the Code at any time during the previous year shall be required to certify annually that they have complied with the requirements of this Code. The form and manner of submission of the acknowledgement, affirmation and certification shall be as jointly specified by the CCOs.

(B)	Annual Report and Board Review.

No less frequently than annually, the HPS Entities must furnish to the Company’s board of trustees, and the board must consider, a written report that: (A) describes any issues arising under this Code or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the Company and the Adviser, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section VIII	Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code. The sanctions to be imposed shall be determined by the board of trustees, including a majority of the Independent Trustees, provided, however, that with respect to violations by persons who are trustees, directors, managers, partners, officers or employees of the Adviser (or of a company that controls the Adviser), the sanctions to be imposed shall be determined by the Adviser (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Company and the more advantageous price paid or received by the offending person.

Section IX	Administration and Construction

(A)	The administration of this Code shall be the shared responsibility of each HPS Entity’s respective CCO.

(B)	The shared duties of the CCOs are as follows:

(1)

Maintain continuously a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any trusteeships and/or directorships held by Access Persons who are officers or employees of the Adviser or of any company that controls the Adviser, and inform all Access Persons of their reporting obligations hereunder;

(2)

On an annual basis, provide all Covered Persons a copy of this Code and inform the persons of their duties and obligations hereunder including making available any supplemental training that may be required from time to time. In addition, provide to all Covered Persons updated copies of the Code each time it is amended;

(3)

Collect from all Access Persons a signed “Acknowledgement, Affirmation and Certification”, in such form as the CCOs shall direct, or equivalent electronic certification annually and each time the Code is amended;

(4)	Maintain or supervise the maintenance of all records (including pre-clearance and other approvals granted) and reports required by this Code;

(5)	Review the contents of holdings reports submitted by Access Persons;

(6)

Review reports of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and review the transactions against a listing of all transactions effected by the Company and securities of any companies included on the Restricted List during the reporting period;

(7)

Issue, either personally or with the assistance of counsel, as may be appropriate, any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1, Rule 204A-1, and this Code;

(8)	Conduct the inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of trustees of the Company; and

(9)

Submit a written report to the board of trustees of the Company, no less frequently than annually, that describes any issues arising under the Code since the last the report, including but not limited to the information described in Section VII(B) of this Code.

(C)	The respective CCO of each HPS Entity shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the Adviser, the following records:

(1)

A copy of all codes of ethics adopted by the Company or the Adviser and their affiliates, as the case may be, pursuant to Rule 17j-1 and Rule 204A-1 that have been in effect at any time during the past five (5) years;

(2)

A copy of all signed “Acknowledgement, Affirmation and Certification” forms or equivalent electronic certification for at least five (5) years after the end of the fiscal year in which the Acknowledgement, etc. is submitted;

(3)	A record of each violation of the codes of ethics and of any action taken as a result of the violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(4)

A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(5)

A copy of each report made by the CCO to the board of trustees of the Company for two (2) years from the end of the fiscal year of any the Company in which the report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(6)

A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to Rule 17j-1, Rule 204A-1, and this Code, or who are or were responsible for reviewing such reports;

(7)

A copy of each report required by Section VII(B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(8)

A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Persons of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D)	This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Company’s Independent Trustees.